EXHIBIT 10.03
December 31, 2008
Mr. Paul Read
Chief Financial Officer
Flextronics International USA, Inc.
2090 Fortune Drive
San Jose, California 95131
Award Agreement for Deferred Compensation Plan
Dear Paul:
     I am pleased to confirm that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long term incentive bonus in return for services to be performed in the future as an employee of the Company (the “Deferred Bonus”). The amount of your Deferred Bonus will be $2,000,000. Your Deferred Bonus will not be paid currently to you. Instead, the Deferred Bonus will be credited to the account (the “Deferral Account”) established on your behalf under the Flextronics International USA, Inc. Third Amended and Restated 2005 Senior Executive Deferred Compensation Plan, as may be amended from time to time (the “Deferred Compensation Plan”). Capitalized terms not defined in this letter shall have the same meanings that they have under the Deferred Compensation Plan.
     Your Deferral Account will be payable to you on the date(s) following your Separation from Service with the Company that are specified in your Deferral Agreement entered into pursuant to the Deferred Compensation Plan. This agreement will constitute the Award Agreement referred to in Section 3 of your Deferral Agreement.
     The Deferral Account will vest as follows: ten percent (10%) will vest on January 1, 2010; an additional fifteen percent (15%) will vest on January 1, 2011; an additional 20 percent (20%) will vest on January 1, 2012; an additional twenty-five percent (25%) will vest on January 1, 2013; and an additional thirty percent (30%) will vest on January 1, 2014 (the “Vesting Dates”). Your Deferral Account shall be 100% vested upon a Change of Control.
     The Deferral Account will be deemed invested in one or more hypothetical investments as determined by an investment manager selected by you under the Deferred Compensation Plan. If you are still an employee of the Company on a Vesting Date, a percentage of the unvested balance of your Deferral Account will be transferred to a vested subaccount of your Deferral Account maintained for you under the Plan. The percentage to be transferred will be the percentage of the Deferral Account that vests at such time divided by that percentage of the Deferral Account that has not already vested. For example, on January 1, 2010, 10% of your Deferral Account will be transferred to your vested subaccount; on January 1, 2011, if you are

Paul Read
December 31, 2008

still employed with the Company, 16.67% (i.e., 15/90) of the unvested balance of your Deferral Account will be transferred to your vested subaccount; and on January 1, 2012, 26.67% (i.e., 20/75) of the unvested balance of your Deferral Account will be transferred to your vested subaccount. The “unvested balance” of your Deferral Account at any time will be the entire balance of your Deferral Account less the balance, if any, of your vested subaccount.
     To the extent allowed by the Company under the Deferred Compensation Plan, you may also elect to defer portions of your base salary or cash bonuses to be earned after the date of the election, and these amounts will be vested when they are credited to your account under the Deferred Compensation Plan. If you elect to defer any such amounts, they will be accounted for in your separate vested subaccount under the Deferred Compensation Plan.
     If your employment with the Company is terminated for any reason (other than death or Disability) before the entire Deferred Bonus has vested, the unvested balance of your Deferral Account (as determined at the end of the day of your termination) will be terminated and forfeited for no consideration.
     Should your employment with the Company be terminated as a result of death or Disability, you (or your estate) will be 100% vested in your Deferral Account, and the entire unvested balance of your Deferral Account will be transferred to your vested subaccount.
     Upon your Separation from Service, you will be entitled to receive distributions of any vested balance of your Deferral Account in accordance with a payout election that you will make under the Deferred Compensation Plan.
     You understand and acknowledge that your account balance under the Deferred Compensation Plan will reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that you will not be entitled to accelerate distributions from the Deferred Compensation Plan except in the event of your Disability or Unforeseeable Emergency as defined under the Deferred Compensation Plan.
     The Deferred Bonus will be in addition to any rights that you have under any other agreement with the Company. Any Deferred Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.
     The Deferred Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss any employee. The Company may withhold from any payment of the Deferred Bonus as may be required pursuant to applicable law.
     Enclosed are:
(1)	Flextronics International USA, Inc. Third Amended and Restated 2005 Senior Executive Deferred Compensation Plan;

(2)	Deferral Agreement Form for 2009 and Beneficiary Form; and

Paul Read
December 31, 2008

(3)	Summary of the Third Amended and Restated 2005 Senior Executive Deferred Compensation Plan.
By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.
     If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.
Sincerely,

FLEXTRONICS INTERNATIONAL USA, INC.
By:	/s/ Mike McNamara
Mike McNamara
Chief Executive Officer

Accepted and agreed on this 31st day of December, 2008.

/s/ Paul Read
Paul Read